Exhibit 99.1

Veradigm Inc. Update on 4th Quarter and Full Fiscal Year 2022 Reporting of Results

CHICAGO – FEBRUARY 28, 2023 – Veradigm Inc. (NASDAQ: MDRX), announced today that in conjunction with its year-end audit procedures it has detected certain internal control failures related to revenue recognition that have occurred over the prior six quarters, resulting in a mis-statement to reported revenues during those periods. As a result, the Company and its external auditors need to expand procedures and are filing with the SEC a Form 12b-25, extending the due date of the Company’s Form 10-K by 15 days, to allow for completion of those procedures.

The internal control failures primarily stem from a software tool the Company implemented in the 3rd quarter of 2021 to assist it with compliance with FASB’s rule ASC 606. While extensive testing was conducted on the tool when implemented in 2021, testing during the current period highlighted some system generated duplicate transactions and other errors impacting the results the Company was receiving from the tool. The Company has engaged external advisory services to fully quantify the past impact, review system changes, and recommend compensating controls to prevent and detect similar potential errors in the future.

While the work is not yet finalized, the Company estimates that the cumulative impact will be a reduction in revenue from continuing operations of approximately $20 million dollars in the aggregate from what it otherwise reported since the 3rd quarter of 2021 and expected to report for the 4th quarter of 2022. The Company is continuing to evaluate the materiality of the mis-statement to determine if the full amount of this adjustment will flow through in the 4th quarter of 2022 or if prior periods will also require adjustment, but at this point no conclusion has been reached. The revenue adjustment will also impact reported Operating Income and Net Income from Continuing Operations for the respective periods, but at a lower dollar amount. The revenue adjustment will have no impact on reported cash flows from continuing operations for the respective periods.

As a result of the additional work the Company and its external auditors will be conducting, the Company will delay its previously announced earnings call from March 1st to a later date that will be scheduled closer to its Form 10-K filing date.

Based on the above information, the Company is modifying its previously issued financial guidance for Fiscal 2023 as follows:

•	Revenue is expected between $625 million and $645 million, versus the previous range between $640 million and $660 million

•	Non-GAAP earnings per share is expected between $0.80 and $0.90, versus the previous range between $0.90 and $1.00

In providing financial guidance, the Company does not reconcile non-GAAP diluted earnings per share to the corresponding GAAP financial measure. The Company does not provide guidance for the various reconciling items since certain items that impact GAAP diluted earnings per share, any of which may be significant, are outside of its control and/or cannot be reasonably predicted. As a result, the Company is also not able to indicate the probable significance of such items.

© 2023 Veradigm Inc. and/or its affiliates. All rights reserved.

About Veradigm®

Veradigm is a healthcare technology company that drives value through its unique combination of platforms, data, expertise, connectivity, and scale. The Veradigm Network features a dynamic community of solutions and partners providing advanced insights, technology, and data-driven solutions, all working together to transform healthcare insightfully. For more information on Veradigm, visit www.veradigm.com, or find Veradigm on LinkedIn, Facebook, Twitter, and YouTube

For more information contact:

Investors:

Jenny Gelinas

312-506-1237

jenny.gelinas@veradigm.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@veradigm.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding our financial performance and results of operations and our beliefs and expectations relating to the filing of the Form 10-K and the results of the ongoing review. These forward-looking statements are based on the current beliefs and expectations of our management with respect to future events, only speak as of the date that they are made and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “continue,” “can,” “may,” “look forward,” “aim,” and similar terms, although not all forward-looking statements contain such words or expressions. Actual results could differ significantly from those set forth in the forward-looking statements.

Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in the Company’s financial reporting, including the possibility that the Company will not be able to file its Form 10-K within the fifteen-day extension period permitted by the rules of the SEC, including as a result of unanticipated factors that could cause delay, the possibility that the ongoing review may identify additional errors or control deficiencies in the Company’s accounting practices, the likelihood that the control deficiencies identified or that may be identified in the future will result in a material weakness in the Company’s internal control over financial reporting, the preliminary nature of the financial results contained herein, and the possibility that such results could materially change as they are finalized and audited, including as a result of unrelated corrections in prior periods, the possibility that the process may ultimately result in a restatement of the Company’s financial statements, and other factors contained in the “Risk Factors” section and elsewhere in the Company’s filings with the SEC from time to time, including, but not limited to, its annual report on Form 10-K and its quarterly reports on Form 10-Q. We do not undertake to update any forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes over time, except as required by law.

© 2023 Veradigm Inc. and/or its affiliates. All rights reserved.